BLACKROCK MUNIENHANCED FUND, INC.

ARTICLES OF AMENDMENT

AMENDING THE ARTICLES SUPPLEMENTARY ESTABLISHING

AND FIXING THE RIGHTS AND PREFERENCES OF

VARIABLE RATE DEMAND PREFERRED SHARES

This is to certify that

First: The charter of BlackRock MuniEnhanced Fund, Inc., a Maryland corporation (the "Corporation"), is amended by these Articles of Amendment, which amend the Articles Supplementary Establishing and Fixing the Rights and Preferences of Variable Rate Demand Preferred Shares, dated as of May 17, 2011 (the “Articles Supplementary”).

Second: The charter of the Corporation is hereby amended by deleting Section 4(d)(i) of Part I of the Articles Supplementary and inserting the following:

“(i)           a notice (“Notice of Special Rate Period”) stating (A) that the Corporation has determined to designate the next succeeding Rate Period of such Series of VRDP Shares as a Special Rate Period, specifying the same and the first (1st) day thereof, (B) the Rate Determination Date immediately prior to the first (1st) day of such Special Rate Period, (C) the rate calculation period to be used in determining the Applicable Rate if the term thereof is different from the term of the Special Rate Period and any other special provisions relating to the calculation of the Applicable Rate, including any provision for setting the Applicable Rate by reference to any index or to the ratings of the VRDP Shares or specifying any additional events or conditions the existence or occurrence of which result in adjustments to the Applicable Rate or additional fees or payments in respect of shares of such Series of VRDP Shares (which provisions may vary provisions that are set forth in the Charter (including the Articles Supplementary), provided that the provisions and variations are clearly and expressly set forth in the Notice of Special Rate Period), (D) that such Special Rate Period shall not commence if (1) any shares of such Series of VRDP Shares are owned by the Liquidity Provider pursuant to the Purchase Obligation on either such Rate Determination Date or on the first (1st) day of such Special Rate Period, or (2) full cumulative dividends or any amounts due with respect to redemptions payable prior to such Rate Determination Date have not been paid in full, (E) the scheduled Dividend Payment Dates for shares of such Series of VRDP Shares during such Special Rate Period, (F) the Special Redemption Provisions, if any, applicable to shares of such Series of VRDP Shares in respect of such Special Rate Period, (G) the Special Optional Tender Provisions, if any, applicable to shares of such Series of VRDP Shares in respect of such Special Rate Period (including whether the Optional Tender provisions shall be applicable or otherwise subject to special conditions during the Special Rate Period), (H) the special provisions, if any, relating to the transfer of the shares of such Series of VRDP Shares during the Special Rate Period, (I) the special provisions, if any, relating to the creation and termination of the Special Rate Period including, but not limited to, any provisions relating to the nature and scope of the obligations and rights of the Liquidity Provider and the Remarketing Agent in connection therewith, the short-term credit ratings of the Liquidity Provider and the short-term preferred stock ratings of the VRDP Shares, the Remarketing of the VRDP Shares upon the termination of the Special Rate Period, the applicability of the redemption and certain other related provisions of the Articles Supplementary with respect to shares of such Series of VRDP Shares held by the Liquidity Provider (whether or not in its capacity as such) during the Special Rate Period and any rights of the Corporation to request Holders of such Series of VRDP Shares to agree to an extension of the Special Rate Period prior to the termination thereof and (J) the special provisions, if any, relating to Mandatory Tender Events and Mandatory Tenders with respect to shares of such Series of VRDP Shares during the Special Rate Period (including whether Mandatory Tender Events and Mandatory Tenders shall be applicable during the Special Rate Period), such notice to be accompanied by a VRDP Shares Basic Maintenance Report showing that, as of the third (3rd) Business Day immediately preceding such proposed Special Rate Period, Moody’s Eligible Assets (if Moody’s is then rating such VRDP Shares at the request of the Corporation), Fitch Eligible Assets (if Fitch is then rating such VRDP Shares at the request of the Corporation) and Other Rating Agency Eligible Assets (if any Other Rating Agency is then rating such VRDP Shares at the request of the Corporation) each have an aggregate Discounted Value at least equal to the VRDP Shares Basic Maintenance Amount as of such Business Day (assuming for purposes of the foregoing calculation that (a) the Maximum Rate is the Maximum Rate on such Business Day as if such Business Day were the Rate Determination Date for the proposed Special Rate Period, and (b) the Moody’s Discount Factors applicable to Moody’s Eligible Assets are determined by reference to the first Exposure Period (as defined in the Moody’s Guidelines) longer than the Exposure Period then applicable to the Corporation, as described in the Moody’s Guidelines); or”

Third:  The charter of the Corporation is hereby amended by deleting Section 4(e) of Part I of the Articles Supplementary and inserting the following:

“(e)           Failure to Deliver Notice of Special Rate Period.  If the Corporation fails to deliver either of the notices described in paragraphs (d)(i) or (d)(ii) of this Section 4 (and, in the case of the notice described in paragraph (d)(i) of this Section 4, a VRDP Shares Basic Maintenance Report to the effect set forth in such paragraph (but only if Moody's, Fitch or an Other Rating Agency is then rating the Series in question pursuant to the request of the Corporation)) with respect to any designation of any proposed Special Rate Period to the Remarketing Agent and the Liquidity Provider by 11:00 a.m., New York City time, on the second Business Day immediately preceding the first (1st) day of such proposed Special Rate Period (or by such later time or date, or both, as may be agreed to by the Remarketing Agent and the Liquidity Provider), the Corporation shall be deemed to have delivered a notice to the Remarketing Agent and the Liquidity Provider with respect to such Special Rate Period to the effect set forth in paragraph (d)(ii) of this Section 4.  In the event the Corporation delivers to the Remarketing Agent and the Liquidity Provider a notice described in paragraph (d)(i) of this Section 4, it shall file a copy of such notice with the Secretary of the Corporation, and the contents of such notice shall be binding on the Corporation and the Holders and Beneficial Owners of the shares of such Series of VRDP Shares.  In the event the Corporation delivers to the Remarketing Agent and the Liquidity Provider a notice described in paragraph (d)(ii) of this Section 4, the Corporation will provide Moody's (if Moody's is then rating the VRDP Shares in question pursuant to the request of the Corporation) and Fitch (if Fitch is then rating the VRDP Shares in question pursuant to the request of the Corporation) and each Other Rating Agency (if any Other Rating Agency is then rating the VRDP Shares in question pursuant to the request of the Corporation) a copy of such notice.

Fourth:  The charter of the Corporation is hereby amended by inserting the following as Section 4(g) of Part I of the Articles Supplementary:

“(g)           Notice to Holders.  In the event the Corporation delivers to the Remarketing Agent and the Liquidity Provider a Notice of Special Rate Period, it shall deliver, concurrently with the delivery thereof to the Remarketing Agent and the Liquidity Provider, such Notice of Special Rate Period to the Holders of the shares of the Series of VRDP Shares subject to the Special Rate Period.  During the term of the Special Rate Period, the Corporation shall provide a copy of the Notice of Special Rate Period to (i) any Holder or Beneficial Owner of the shares of such Series of VRDP Shares upon request and (ii) any Holder or Beneficial Owner that is a transferee in any transfer of the shares of such Series of VRDP Shares during the Special Rate Period promptly after receiving the notice described below, provided the Corporation has been notified of any such transfer and has been provided with the contact information of such Holder or Beneficial Owner, as applicable.”

Fifth: The charter of the Corporation is hereby amended by inserting the following as Section 4(h) of Part I of the Articles Supplementary:

“(h)           Ambiguities.  In the event of any conflict between the terms of the Notice of Special Rate Period and the terms of this Articles Supplementary, the terms of the Notice of Special Rate Period shall govern.”

Sixth: The charter of the Corporation is hereby amended by inserting the following as Section 5(i) of Part I of the Articles Supplementary:

“(i)           Grant of Irrevocable Proxy.  To the fullest extent permitted by applicable law, each Holder and Beneficial Owner may in its discretion grant an irrevocable proxy.”

Seventh: The amendment to the charter of the Corporation as set forth above in these Articles of Amendment has been duly advised by the board of directors of the Corporation and approved by the stockholders of the Corporation as and to the extent required by law and in accordance with the charter of the Corporation.

IN WITNESS WHEREOF, BlackRock MuniEnhanced Fund, Inc. has caused these Articles of Amendment to be signed as of June 20, 2012 in its name and on its behalf by the person named below who acknowledges that these Articles of Amendment are the act of the Corporation and, to the best of such person’s knowledge, information and belief and under penalties for perjury, all matters and facts contained in these Articles of Amendment are true in all material respects.

BLACKROCK MUNIENHANCED FUND, INC.

By:       /s/ Robert Crothers

Name:  Robert Crothers

Title:  Vice President

ATTEST:

/s/ Janey Ahn

Name:           Janey Ahn

Title:           Secretary